Allstate Life Insurance Company
(now known as Everlake Life Insurance Company)

Supplement dated November 19, 2021
to the Prospectuses for

Allstate® Choice Plus Annuity
Allstate® ChoiceRate Annuity
Custom Annuity
Custom Plus Annuity
Scheduled Annuity Manager
Allstate RightFit® Annuity

This supplement updates certain information contained in the above-referenced prospectus information for each of the annuities listed above (each a "Contract"). Please read this supplement carefully and keep it for future reference. No other action is required of you.

On November 1, 2021, Allstate Insurance Company completed its sale of Allstate Life Insurance Company and Allstate Distributors, LLC, to Everlake US Holdings Company, a Delaware corporation (the “Transaction”). As a result of the Transaction, Allstate Distributors, LLC has changed its name to Everlake Distributors, LLC, and Allstate Life Insurance Company has changed its name to Everlake Life Insurance Company (the “Company”). You will receive an endorsement from the Company that reflects the name change.

The terms and provisions of your Contract will not be changed by the Transaction.

If you have any questions about this supplement, please contact our customer service center at 1-800-632-3492 or your registered representative.